UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.      )

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Dominion Energy, Inc.

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Dominion Energy, Inc. 120 Tredegar Street, Richmond VA 23219 DominionEnergy.com

SUPPLEMENTAL INFORMATION TO PROXY STATEMENT FOR THE

DOMINION ENERGY, INC.

2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 9, 2018

Dominion Energy, Inc. (Dominion Energy or the Company) is providing the additional information below in connection with Item 4 – Report on Methane Emissions (Item 4) to be voted upon at the Company’s 2018 Annual Meeting of Shareholders.

We know you are voting now on the items in our proxy statement for our Annual Meeting of Shareholders on May 9, 2018. With respect to Item 4, we explained in our proxy statement that Dominion Energy has already published a comprehensive methane (CH4) emissions report and why the Board of Directors urges shareholders to vote against this item.

Dominion Energy recognizes the importance to our shareholders of minimizing methane releases from our natural gas systems, including our storage assets, from an environmental, safety and cost perspective. We also believe in transparency with respect to such emissions. We do have concerns about providing calculated results where neither regulatory definitions nor industry standards have been developed. Our statement in opposition to Item 4 pointed out that, in order for a disclosure to be meaningful, it must be derived through a consistently understood process. In the case of methane leakage rates, there is currently no such process.

The Environmental Protection Agency (EPA) sets the standards for reporting greenhouse gases and throughput. It is complicated to develop a leak rate calculation consistent with these standards that compares the performance of multiple companies with different gas operations, and that adequately accounts for the movement of gas through ancillary equipment between receipt and eventual transmission to a distribution company. For example, natural gas may be produced (and reported) by one company, then stored by another and then transported by still another. In this case, the “throughput” of the same molecule of natural gas could be reported three times by three different companies. On the other hand, gas (and any resulting leaks) that does not pass through a facility subject to federally mandated reporting is not reported at all. Some facilities are excluded from reporting requirements because of size. There remains a great deal of opportunity to develop an industry standard to address these issues. As an active industry participant (see the Board’s statement in opposition to Item 4 for further information), we expect to be involved as industry standards are developed.

However, following dialogue with our significant investors and representatives of our shareholder proponents over the last several weeks, we have decided to add methane emissions intensity information based on data we have previously disclosed to the EPA to our website disclosures regarding methane emissions. Accordingly, we are updating the Methane Management Report available on our website to include the table below, which calculates a leak rate based on the methane emissions and gas throughputs reported to the EPA under the Greenhouse Gas Reporting Program (GHGRP). We plan to continue to enhance our disclosures as industry standards are developed with the aim of reporting an overall methane emissions rate.

Leak Rates Based on EPA-Reported Data under the GHGRP

Recognizing that no industry standard has yet been developed, for purposes of the table below, Dominion Energy has calculated methane leak rates based on federally reported Subpart W methane emissions and gas throughput values for the segments of its business designated by the EPA (converted to thousand standard cubic feet (mcf) of methane). The results are as follows:

Subpart W Segment	Subpart W Total Methane Emissions (mcf CH4) (numerator)	Subpart W Total Gas Throughput (mcf CH4) (denominator)	Methane Leak Rate (%)
Production	762,788	48,657,430	1.57%
Gathering & Boosting	144,188	345,183,263	0.04%
Processing	916	51,726,956	0.00%
Storage	53,748	685,982,435	0.01%
Transmission Compressor Stations	147,565	1,932,881,920	0.01%
Transmission Pipelines	396,720	3,413,159,570	0.01%
LNG Import/Export	6,444	5,692,582	0.11%
Distribution	1,668,183	485,999,179	0.34%

Note: Consistent with EPA regulations, the foregoing data includes only the facilities and emissions subject to Subpart W of the GHGRP. Methane emissions from facilities and emission sources subject to Subpart W of the GHGRP are totaled for each segment and converted to standard cubic feet of methane. The natural gas throughputs (reported in terms of standard cubic feet of methane) differ for each segment, but are based on volumes reported under Subpart W of the GHGRP.

Our updated Methane Management Report can be found at

https://www.dominionenergy.com/library/domcom/media/community/environment/reports-

performance/methane-management-report-2017.pdf

As you consider how to vote on Item 4 – Report on Methane Emissions, we ask you to consider this supplemental information and the extensive information that we already provided and vote AGAINST this shareholder proposal.